Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 4 to the Registration Statement (Form S-11 No. 333-156633) and related Prospectus of KBS Strategic Opportunity REIT, Inc. for the registration of 140,000,000 shares of its common stock and to the incorporation by reference therein of (i) our report dated March 11, 2010, with respect to the consolidated balance sheets of KBS Strategic Opportunity REIT, Inc. as of December 31, 2009 and 2008, the related consolidated statements of stockholder’s equity for the period from October 8, 2008 (inception) to December 31, 2008 and for the year ended December 31, 2009, and the consolidated statements of operations and cash flows for the year ended December 31, 2009, included in its Annual Report (Form 10-K) filed with the Securities and Exchange Commission, and (ii) our report dated September 17, 2010 with respect to the statement of revenues over certain operating expenses of Village Overlook Buildings included in its Current Report (Form 8-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California

January 6, 2011